Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.	Name of corporation:

Titan Energy Worldwide, Inc.

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:

Series D Convertible Preferred Stock

4.    By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

On the effective date of filing this Certificate of Amendment to Certificate of Designation, the Certificate of Designation of the Rights and Preferences of the Series D Convertible Preferred Stock of Titan Energy Worldwide, Inc. shall be amended and restated in its entirety as follows:

[continuation attached]

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6.	Signature: (required)

X /s/ Nathan J. Mazurek

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 3-6-09

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION
OF THE RIGHTS AND PREFERENCES
OF THE
SERIES D CONVERTIBLE PREFERRED STOCK
OF
TITAN ENERGY WORLDWIDE, INC.

The undersigned, the Chief Executive Officer of Titan Energy Worldwide, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Chapter 78 of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, the following resolutions were duly adopted on December 31, 2014, as follows:

WHEREAS, Article 3 of the Amended and Restated Articles of Incorporation of the Company authorizes a series of shares designated as Preferred Series A Stock and a series of shares designated as Preferred Series B Stock, and authorized the Board of Directors to designate subseries of the Preferred Series A Stock and the Preferred Series B Stock and fix the rights and preferences thereof; and

WHEREAS, on November 2, 2007, as authorized by the Board of Directors of the Company, the Company filed a Certificate of Designation of the Rights and Preferences of the Series D Convertible Preferred Stock, creating a series of preferred stock, designated as “Series D Convertible Preferred Stock, par value $0.0001 per share” with 10,000,000 shares constituting such series; and

WHEREAS, on October 19, 2009, as authorized by the Board of Directors of the Company, the Company filed a Certificate of Correction to the Certificate of Designation of the Rights and Preferences of the Series D Convertible Preferred Stock, correcting certain inaccuracies contained in Section 3 of the Certificate of Designations as described in such Certificate of Correction; and

WHEREAS, on December 2, 2014, holders of a majority of the outstanding shares of Series D Convertible Preferred Stock, acting pursuant to Section 1955 of Chapter 78 of the Nevada Revised Statutes, approved resolutions adopted by the Board of Directors to amend the Certificate of Designations of the Series D Convertible Preferred Stock to (i) clarify that the Series D Convertible Preferred Stock is a subseries of the Preferred Series A Stock (ii) reduce the liquidation preference amount to $6,200 per share from $10,000, and (iii) provide the Company with an option to redeem all of the outstanding shares of the Series D Convertible Preferred Stock;

WHEREAS, on December 31, 2014, holder of a majority of the outstanding shares of Series D Convertible Preferred Stock, acting pursuant to Section 1955 of Chapter 78 of the Nevada Revised Statutes, approved resolutions adopted by the Board of Directors to amend and restate the Certificate of Designations of the Series D Convertible Preferred Stock to, among other things, modify certain rights of the holders of the Series D Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Amended and Restated Articles of Incorporation of the Company, the Certificate of Designations of the Series D Convertible Preferred Stock is hereby amended and restated as set forth below:

1. Designation. There shall be a subseries of the Preferred Series A Stock designated as the “Series D Convertible Preferred Stock” and the number of shares constituting such subseries shall be 346. The rights, preferences, powers, restrictions and limitations of the Series D Convertible Preferred Stock shall be as set forth herein.

2. Dividends. Except as provided herein, the holders of the outstanding shares of the Series D Preferred Stock shall be entitled to receive cash, stock or other property as dividends when, as and if declared by the Board of Directors of the Company. If the shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”) are to be issued as a dividend, such shares shall be issued at Market Value. “Market Value” for the Common Stock for the purposes of this Certificate of Designations shall mean the average of the bid and asked prices for the Common Stock for the five business days preceding the declaration of a dividend by the Board of Directors.

3. Redemption Rights. See Section 5 “Liquidation Rights.”

4. Mandatory Conversion. Each share of Series D Convertible Preferred Stock shall automatically be converted into such number of shares of Common Stock (“Conversion Shares”) as is determined by dividing the Liquidation Preference Amount (as defined below) by the Conversion Price (as defined below) immediately upon the affirmative vote or written consent of holders of fifty-one percent (51%) of the outstanding shares of Series D Convertible Preferred Stock. For purposes hereof, the “Conversion Price” means $1.00 per share of Series D Convertible Preferred Stock. Except as set forth in this Section 4, the holders of the Series D Convertible Preferred Stock shall have no rights to convert the Series D Convertible Preferred Stock into shares of Common Stock.

5. Liquidation Rights. In an Event of Liquidation (as defined below), the Company may, at its option, redeem all of the outstanding shares of Series D Convertible Preferred Stock, to the extent that the shares of Series D Convertible Preferred Stock were not previously converted into Conversion Shares pursuant to Section 4 hereof, for a redemption price in cash equal to the Liquidation Preference Amount. The “Liquidation Preference Amount” shall be equal to $6,200 per share of Series D Convertible Preferred Stock. An “Event of Liquidation” shall mean any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, as well as any change of control of the Company which shall include, for the purposes hereof, sale by the Company of either (x) substantially all of its assets or (y) that portion of its assets which comprises its core business technology, products or services. To the extent that the shares of Series D Convertible Preferred Stock were not previously redeemed by the Company pursuant this Section 5 or otherwise converted into shares of Common Stock in connection with a Liquidation Event, upon the effectiveness of any merger or consolidation of the Company in which the Company is not the surviving entity, each share of Series D Convertible Preferred Stock shall not be entitled to any Liquidation Preference Amount, but shall automatically, without any further action of any holder of shares of Series D Convertible Preferred Stock, be redeemed for an amount in cash equal to the product of (i) the per share consideration received by holders of the Common Stock in such merger or consolidation and (ii) the number of shares of Common Stock that the Series D Convertible Preferred Stock would be convertible into pursuant to Section 4 hereof immediately prior to the effectiveness of such merger or consolidation, such amount in cash to paid concurrently with the consummation of such merger or consolidation by the either the Company or the surviving entity.

6. Seniority. The shares of the Series D Convertible Preferred Stock shall rank superior to shares of Common Stock. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the shares of the Series D Convertible Preferred Stock.

7. Restriction on Dividends. The Company shall not declare or pay a dividend or other distribution with respect to the shares of the Common Stock unless the Company simultaneously pays or distributes to each holder of shares of the Series D Convertible Preferred Stock an amount equal to the amount such holder would have received had all of such holder’s shares of the Series D Convertible Preferred Stock been converted into Conversion Shares on the business day prior to the record date for any such dividend or distribution.

8. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any certificates representing shares of the Series D Convertible Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company’s discretion, by the holder to the Company, and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new Series D Convertible Preferred Stock certificates of like tenor and date.

9. Voting. Except as expressly required by Chapter 78 of the Nevada Revised Statutes, the holders of shares of the Series D Convertible Preferred Stock shall not have any voting rights.